news release

Omnicare Appoints James Carlson to Board of Directors

CINCINNATI, July 5, 2013 - Omnicare, Inc. (NYSE:OCR), today announced the appointment of experienced health care executive James (“Jim”) Carlson to its Board of Directors, effective July 1, 2013.
“We are pleased to have Jim join Omnicare's Board of Directors,” said James D. Shelton, Omnicare's Chairman of the Board. “Jim has led a distinguished career with more than 30 years of experience in healthcare. I am confident that Jim's extensive and diverse industry experience, coupled with his perspective on strategic planning and entrepreneurial spirit, will be valuable to our Board as we oversee Omnicare's continued growth on behalf of stockholders.”

“Jim is well regarded for his leadership of managed care Medicaid populations,” said John Workman, Omnicare's Chief Executive Officer. “As we continue to fulfill our mission of providing cost-effective healthcare to the patient populations that need it most, we look forward to benefitting from Jim's insight and wealth of relevant experience.”

“I am delighted to join Omnicare's Board of Directors,” said Mr. Carlson. “Having spent many years in the healthcare industry, I have a deep appreciation for the work that Omnicare does each and every day. As the industry landscape continues to evolve, Omnicare has an opportunity to play an increasingly important role in the lives of thousands of seniors across the country. I look forward to contributing to the company's progress.”

With the addition of Mr. Carlson, Omnicare's Board will be expanded from nine to ten directors, nine of whom are independent.

Mr. Carlson served as Chief Executive Officer of Amerigroup Corporation, a Fortune 500 multi-state managed healthcare company, from 2007 through 2012, becoming chairman of the company's board of directors in 2008. In December 2012, Amerigroup was acquired by WellPoint, the country's second largest health insurer, in a transaction valued at nearly $5 billion. Under Mr. Carlson's leadership, Amerigroup more than doubled the number of state Medicaid programs it served, while growing revenues more than four-fold.

Mr. Carlson was the founder of HealthSpring, a physician group practice management company, which was sold to MetraHealth in 1995 (subsequently to become part of United Healthcare). Mr. Carlson also served as an Executive Vice President at

Omnicare, Inc. • 900 Omnicare Center • 201 East 4th St. • Cincinnati, Ohio 45202 • 513/719-2600

UnitedHealth Group before leaving to co-found Workscape (later acquired by ADP), a software platform offering Internet applications to help employees understand and manage their health benefits.

Mr. Carlson currently serves on the boards of directors of Kinetic Concepts, Inc., The National Kidney Foundation, Virginia Aquaria & Marine Science Center and Virginia Gov. Robert F. McDonnell's Health Reform Initiative Advisory Council. He has previously served on the Boards of America's Health Insurance Plans (AHIP), the Business Roundtable and the Health Sector Advisory Council for the Fuqua School of Business at Duke University. Mr. Carlson attended Morningside College in Sioux City, Iowa, and graduated from Rider University in New Jersey.

About Omnicare

Omnicare, Inc., a Fortune 500 company based in Cincinnati, Ohio, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.

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Contact:
Patrick C. Lee
(513) 719-1507
patrick.lee@omnicare.com

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